UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 30, 2013

PERVASIP CORP.

(Exact name of registrant as specified in its charter)

New York	000-04465	13-2511270
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

430 North Street

White Plains, NY 10605

 (Address of principal executive offices)

(914) 620-1500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13-4(e) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

Item 5.03 Amendment to Certificate of Incorporation

On August 30, 2013, Pervasip Corp. (the “Company”) filed a certificate of amendment of its certificate of incorporation in which the Board of Directors designated a Series D of the Company’s previously authorized preferred stock with a par value per share of $0.001 (the “Series D Preferred”). The number of shares of Series D Preferred was set at 51 shares. The Series D shares have dividend rights equal to common stock on a share-for-share basis, but no liquidation rights. Each one (1) share of the Series D Preferred has voting rights equal to (x) 0.019607 multiplied by the total issued and outstanding shares of Common Stock eligible to vote at the time of the respective vote (the “Numerator”), divided by (y) 0.49, minus (z) the Numerator. As a result, the holders of the Series D Preferred Stock have voting control of the Company.

All 51 shares of the Series D Preferred were issued to the Company’s Chief Executive Officer and Chief Information Officer (the “Officers”) in exchange for the 51 outstanding shares of the Company’s Series C Preferred Stock held by the Officers. The terms of the Series D Preferred Stock are substantially identical to the terms of the Series C Preferred Stock, except that the redemption date has been changed. The Company shall redeem all shares of Series D Preferred, in cash, for $1.00 per share on the earlier to occur of (1) the first anniversary of the date upon which all obligations of the Company to 112359 Factor Fund, LLC (and/or its assign(s)) have been satisfied in full, or (2) December 31, 2019.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.         Description

3.1*                 Amendment to the Articles of Incorporation, dated August 30, 2013

*Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERVASIP CORP.

Date: September 6, 2013	By:	/s/ Paul H. Riss
Name: Paul H. Riss
Title: Chief Executive Officer